      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 ENDOCARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                                33-0618093
            (STATE OR OTHER JURISDICTION OF                                  (I.R.S. EMPLOYER
             INCORPORATION OR ORGANIZATION)                                IDENTIFICATION NO.)

                                  7 STUDEBAKER
                            IRVINE, CALIFORNIA 92618
                                 (949) 595-4770
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 PAUL W. MIKUS
                            CHIEF EXECUTIVE OFFICER
                                 ENDOCARE, INC.
                                  7 STUDEBAKER
                            IRVINE, CALIFORNIA 92618
                                 (949) 595-4770
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                             ETHAN D. FEFFER, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                              38 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 790-6300
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form S-3 are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE
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
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                                                                        PROPOSED             PROPOSED
                                                                         MAXIMUM              MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED        PER SHARE(1)       OFFERING PRICE(1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share.............................       2,129,896              $6.19             $13,184,056            $3,665
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

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Section 6 and Rule 457, based on the average of the high ask and low bid prices per share, $6.50 and $5.875, respectively, on July 2, 1999 as reported on the Nasdaq SmallCap Market, rounded to the nearest whole cent.

                            ----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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

The information contained in this prospectus is not complete and may be changed. Endocare may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 7, 1999

                                 ENDOCARE, INC.

                                2,129,896 SHARES
                                  COMMON STOCK

                            ------------------------

     This Prospectus relates to the public offering, which is not being underwritten, of 2,129,896 shares of our common stock which is held by some of our current stockholders. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "ENDO." On July 2, 1999, the last reported closing bid price of our common stock on the Nasdaq SmallCap Market was $6 7/16 per share.

                            ------------------------

     INVESTING IN OUR STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS JULY   , 1999.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy this information at the following public reference rooms of the SEC:

Washington, D.C.                   New York, New York                 Chicago, Illinois
450 Fifth Street, N.W.             7 World Trade Center               500 West Madison Street
Room 1024                          Suite 1300                         Suite 1400
Washington, D.C. 20549             New York, NY 10048                 Chicago, IL 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at: 1-800-SEC-0330.

     Our filings are also available at the SEC's website at http://www.sec.gov.

     We filed with the SEC a registration statement on Form S-3 that contains exhibits and other information regarding Endocare and the common stock offered by this prospectus. Pursuant to SEC rules, this prospectus, which forms a part of the registration statement, does not contain all the information in the registration statement. You may obtain a copy of the registration statement and all exhibits to it as described above.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     (1) Our Annual Report of Endocare on Form 10-K for the fiscal year ended December 31, 1998;

     (2) Our Quarterly Report of Endocare on Form 10-Q for the quarterly period ended March 31, 1999;

     (3) Our Current Reports on Form 8-K filed on June 3, 1999 and June 14, 1999; and

     (4) The description of our common stock contained in a registration statement on Form 10-SB/A Amendment No. 2, filed with the Commission on January 5, 1996.

     You may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at: Endocare, Inc., 7 Studebaker, Irvine, California 92618, telephone number (949) 595-4770.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to it. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of the document.

                                    ENDOCARE

     Endocare develops, manufactures and markets minimally invasive medical devices to treat a variety of urological conditions. Our efforts are focused on the clinical development of surgical devices for the treatment of the two most common diseases of the prostate - - Benign Prostate Hyperplasia and prostate cancer - - and we are researching and developing other novel urological devices.

     Our common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "ENDO." Our principal executive offices are located at 7 Studebaker, Irvine, California 92618, and our telephone number is (949) 595-4770.

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. Our business, financial condition and results of operations could be materially and adversely affected by any of the following risks.

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES.

     We have a limited history of operations as an independent operating entity. Since our inception, we have engaged primarily in research and development and have minimal experience in manufacturing, marketing and selling our products in commercial quantities. We have incurred annual operating losses since inception, and expect to continue to incur operating losses because new products will require substantial development, clinical, regulatory, manufacturing and other expenditures. For the quarter ended March 31, 1999 and the fiscal years ended December 31, 1998, 1997 and 1996, we had net losses of $1,868,185, $4,837,346,
$3,899,860 and $1,531,448, respectively. As of March 31, 1999, our accumulated deficit was approximately $12.1 million. We may not be able to successfully develop or commercialize our current or future products, achieve significant revenues from sales, or achieve or sustain profitability. Successful completion of our development program and its transition to attaining profitable operations is dependent upon:

          - achieving a level of revenues adequate to support our costs,

          - obtaining additional financing to fulfill our research and development to continue refining our products, and

          - developing and commercializing new products.

OUR NEW PRODUCTS MAY NOT BE ACCEPTED IN THE MARKET AND INSURANCE REIMBURSEMENT MAY NOT BE SUFFICIENT.

     Certain of our products, including our CRYOcare Systems, which were introduced in the second quarter of 1996, are in the early stages of development or market introduction. Our products may not be accepted by potential customers. Our ability to successfully market our CRYOcare System is dependent upon acceptance of cryosurgical procedures in the United States and certain international markets.

     Cryosurgery has existed for many years, but has not been widely accepted due to cost, competing products and limited reimbursement by third party payers. The Health Care Financing Administration has announced the decision to implement national Medicare coverage for cryosurgical ablation of the prostate, one of the approved uses of our eight probe CRYOcare System, however, reimbursement rates are in the process of being established. Certain private health insurance companies have begun limited reimbursement for our procedures, but insurance reimbursement may not increase. Reimbursement from Medicare or private insurers may not be sufficient to induce physicians to perform, and patients elect, our procedures.

     The acceptance of cryosurgery by the general population may be affected adversely by:

          - its price,

          - concerns relating to its safety and efficacy,

          - the accepted effectiveness of alternative methods of correcting urological disorders,

          - level of reimbursement established by Medicare, and

          - the level of reimbursement from private insurers.

     Any future reported adverse events or other unfavorable publicity involving patient outcomes from the use of cryosurgery, whether from our products or the products of our competitors, could also adversely affect acceptance and reimbursement for cryosurgery. Emerging new technologies and procedures to treat cancer, prostate enlargement and other prostate disorders also may negatively affect the market acceptance of cryosurgery. Our CRYOcare Systems may not gain any significant degree of market acceptance among physicians, patients and health care payers.

THE DEVELOPMENT OF OUR PRODUCTS IS UNCERTAIN.

     Our growth depends in large part upon our continued ability to successfully develop, commercialize and market new products. Several of our products are in varying stages of development. We may not be successful in developing and commercializing new products that achieve market acceptance. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. Our products in development may not prove safe and effective in clinical trials under regulatory guidelines. Clinical trials may identify significant technical or other obstacles that must be overcome prior to obtaining necessary regulatory or reimbursement approvals.

     Even if our products overcome these obstacles, they will not be used unless they present an attractive alternative to other treatments and the clinical benefits to the patient and cost savings achieved through their use outweigh the cost of the products. We believe that recommendations and endorsements of physicians and patients and increases in reimbursement by health care payers will be essential for market acceptance of our products, and recommendations, endorsements or increases in reimbursements may not be obtained. Our failure to successfully develop, commercialize and market new products or to achieve significant market acceptance would have a significant negative effect on our financial condition.

WE HAVE LIMITED SALES AND MARKETING EXPERIENCE.

     We have limited experience marketing and selling our products, and do not have experience marketing and selling our products in commercial quantities. In March 1999, we exercised our right to terminate our exclusive worldwide distribution agreement with Boston Scientific Corporation pursuant to which Boston Scientific had agreed to market and distribute our CRYOcare Systems for urology worldwide, except Canada. As a result, future sales of the CRYOcare System, our main product, will be dependent on our marketing efforts.

     We derive a majority of our revenues from the sales of CRYOcare Systems and expect that sales of CRYOcare Systems will continue to constitute the majority of sales for the foreseeable future. Any factor negatively impacting the sales of CRYOcare Systems would have a significant negative effect on our business.

     We believe that to become and remain competitive, we will need to continue to develop third party international distribution channels and a direct sales force for our products. For our domestic sales, we are evaluating potential domestic partners for distribution of our products. Establishing marketing and sales capabilities sufficient to support sales in commercial quantities will require significant resources. We may not be able to:

          - recruit and retain direct sales personnel,

          - succeed in establishing and maintaining any third party distribution channels, or

          - succeed in our future sales and marketing efforts.

WE WILL NEED ADDITIONAL LONG TERM FINANCING.

     We believe that our existing cash resources and anticipated cash flow from future operations will provide sufficient resources to meet present and reasonably foreseeable working capital requirements and other cash needs through the end of 1999. In June 1999, we received $5,000,000 from the sale of 7% Convertible Debentures due June 7, 2002. We had a $1,000,000 bank line of credit which expired on April 30, 1999. We anticipate entering into a new line of credit in July 1999, but may not be able to obtain another line of credit on favorable terms, or at all.

     If we undertake or accelerate significant research and development projects for new products or pursue corporate acquisitions, it may require additional outside financing. We expect, even if we do obtain a new line of credit, that to meet our long-term needs we will need to raise substantial additional funds through the sale of our equity securities, the incurrence of debt or through collaborative arrangements. Any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed could have a significant negative effect on our financial condition.

WE ARE FACED WITH INTENSE COMPETITION AND RAPID TECHNOLOGICAL AND INDUSTRY
CHANGE.

     There is intense competition in our field of surgical device manufacturers. Many of our competitors are significantly larger than us and have greater financial, technical, research, marketing, sales, distribution and other resources than us. We believe there will be intense price competition for products developed in our markets. Our competitors may develop or market technologies and products, including drug-based treatments, that are more effective or commercially attractive than any that we are developing or marketing. Our competitors may succeed in obtaining regulatory approval, and introducing or commercializing products before we do. Such developments could have a significant negative effect on our financial condition.

     Even if we are able to compete successfully, we may not be able to do so in a profitable manner. The medical device industry generally, and the urological disease treatment market in particular, are characterized by rapid technological change, changing customer needs, and frequent new product introductions. Our future success will depend upon our ability to develop and introduce new cost effective products in a timely manner. Our products may be rendered obsolete as a result of future innovations.

WE HAVE LIMITED MANUFACTURING EXPERIENCE.

     We have limited experience in producing our products in commercial quantities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. Our failure to overcome these manufacturing problems could negatively impact our business and financial condition. We use internal manufacturing capacity in our manufacturing efforts.

     Most of our purchased components and processes are available from more than one vendor. However, certain components and processes are currently available from or performed by a single vendor. Any supply interruption from a single source vendor would have a significant negative effect on our ability to manufacture our products until a new source of supply is qualified and, as a result, could have a significant negative effect on our business and financial condition.

     Further, the ability of third party manufacturing sources to deliver components will affect our ability to commercialize our products, and our dependence on third party sources may have a negative effect on our profit margins. Our success will depend in part upon our ability to manufacture our products in compliance with the FDA's Good Manufacturing Practices regulations and other regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. Failure to increase production volumes in a timely or cost effective manner or to maintain compliance with the FDA's Good Manufacturing Practices or other regulatory requirements could have a significant negative effect on our financial condition.

WE ARE DEPENDENT ON KEY PERSONNEL.

     Our future success depends to a significant degree upon the continued service of key technical and senior management personnel, including Paul W. Mikus, the President of Endocare, none of whom is bound by an employment agreement or covered by an insurance policy of which we are the beneficiary. Our future success also depends on our continuing ability to attract, retain and motivate highly qualified technical, managerial and sales personnel. The inability to retain or attract qualified personnel could have a significant negative effect upon our financial condition.

GOVERNMENT REGULATION CAN HAVE A SIGNIFICANT IMPACT ON OUR BUSINESS.

     Governmental regulations in the United States and other countries are a significant factor affecting the research and development, manufacture and marketing of our products. In the United States, the FDA has broad authority under the Federal Food, Drug and Cosmetic Act and the Public Health Service Act to regulate the distribution, manufacture and sale of medical devices. Foreign sales of drugs and medical devices are subject to foreign governmental regulation and restrictions which vary from country to country.

     The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. We may not be able to obtain necessary approvals for clinical testing or for manufacturing or marketing of our products. Failure to comply with applicable regulatory approvals can, among other things, result in:

          - fines,

          - suspension of regulatory approvals,

          - product recalls,

          - operating restrictions, and

          - criminal prosecution.

     In addition, governmental regulation may be established which could prevent, delay, modify or rescind regulatory approval of our products. Any such position by the FDA, or change of position by the FDA, may impact our business and financial condition. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which our products may be marketed. In addition, to obtain such approvals, the FDA and foreign regulatory authorities may impose numerous other requirements on us.

     FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. We may not be able to obtain regulatory approvals for our products on a timely basis or at all, and delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a significant negative effect on our financial condition.

THERE IS UNCERTAINTY RELATING TO THIRD PARTY REIMBURSEMENT WHICH IS CRITICAL TO MARKET ACCEPTANCE OF OUR PRODUCTS.

     In the United States, health care providers, such as hospitals and physicians, that purchase our products, generally rely on third party payers, principally Federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of medical procedures involving our products. In February 1999, the Federal Health Care Finance Administration announced its decision to implement national Medicare coverage for cryosurgical ablation of the prostate, one of the approved uses of our eight probe CRYOcare System, however, reimbursement rates are in the process of being established.

     Certain private health insurance companies have begun limited reimbursement for procedures involving our products, but this reimbursement may not be increased or become widespread. We anticipate that the prospective payment system used by private health care payers, the cost of our products will be incorporated into the overall cost of the procedure and that there will be no separate, additional reimbursement for our products. Separate reimbursement for our products is not expected to be available in the United States and reimbursement for our products may not be available in international markets under either governmental or private reimbursement systems. This may discourage the use of our products.

     Furthermore, we could be negatively affected by changes in reimbursement policies of government or private health care payers, particularly to the extent any such changes affect reimbursement for procedures in which our products are used. Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from health care payers for procedures involving our products, or adverse changes in governmental and private third party payers' policies toward reimbursement for such procedures, could have a significant negative effect on our financial condition.

OUR BUSINESS IS EXPOSED TO RISKS RELATED TO ACQUISITIONS.

     As part of our strategy to develop and market our products, we may acquire a business or businesses that we believe might enhance and speed up the development of its products through clinical trials, such as a surgical center or related company that would use our products in clinical applications. We recently acquired Advanced Medical Procedures, LLC, a service company that trains surgeons and others in the use of our products and supplies our products to them.

     We may not be able to effectively integrate our business with Advanced Medical Procedures or any other business we may acquire, or effectively utilize the business acquired to develop and market our products. The failure to integrate an acquired company into our operations may cause a drain on our financial and managerial resources, and thereby have a significant negative effect our business and financial results.

WE MAY BE NEGATIVELY IMPACTED BY PRODUCT LIABILITY AND PRODUCT RECALL.

     The manufacture and sale of medical products entails significant risk of product liability claims or product recalls. Our existing insurance coverage limits may not be adequate to protect us from any liabilities we might incur in connection with the clinical trials or sales of our products. We may require increased product liability coverage as our products are commercialized. Insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of its insurance coverage, or a recall of our products, could have a significant negative effect on our business and financial condition.

WE ARE EXPOSED TO RISKS RELATED TO HEALTH CARE REFORM.

     Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include:

          - mandated basic health care benefits,

          - controls on health care spending through limitations on the growth of private purchasing groups,

          - price controls, and

          - other fundamental changes to the health care delivery system.

     Legislative debate is expected to continue in the future, and market forces are expected to demand reduced costs. We cannot predict what impact the adoption of any Federal or state health care reform measures, future private sector reform or market forces may have on our business.

WE ARE DEPENDENT ON ADEQUATE PROTECTION OF OUR PATENT AND PROPRIETARY RIGHTS.

     Our success will depend in part on our ability to secure and protect intellectual property rights relating to our technology. While we believe that the protection of patents or licenses is important to our business, we also rely on trade secrets, know-how and continuing technological innovation to maintain our competitive position. We face the following risks:

          - our patent applications may not be approved,

          - we may not be able to develop any additional proprietary products that are patentable, and/or

          - issued patents may not provide us with a competitive edge or may be challenged by third parties.

          - our processes or products may infringe patents or proprietary rights of others or that any license required would be made available under any such patents or proprietary rights, on terms acceptable to us or at all.

     From time to time, we have received correspondence alleging infringement of proprietary rights of third parties. Certain claims of third parties may be upheld as valid and enforceable, and therefore we may be prevented from practicing the subject matter claimed or would be required to obtain licenses from the owners of any such proprietary rights to avoid infringement. We try to preserve the confidentiality of our technology by entering into confidentiality agreements with our employees, consultants, customers, and key vendors and by other means. These measures may not, however, prevent the unauthorized disclosure or use of such technology.

OUR COMMON STOCK HAS A LIMITED MARKET AND TRADING HISTORY.

     Our common stock began trading on the Nasdaq Small Cap Market on February 28, 1997. Between February 20, 1996 and February 28, 1997, our common stock traded on the Nasdaq electronic bulletin board. As a result, our common stock has a limited trading history. If we are unable to maintain the standards for quotation on the Nasdaq Small Cap Market, the ability of our investors to resell their shares may be limited. In addition, our securities may be subjected to "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell or make a market in such securities. This could affect the ability or willingness of broker-dealers to sell or make a market in our securities and the ability of holders of our investors to sell their securities in the secondary market.

     The market prices for securities of emerging companies have historically been highly volatile. The following future announcements concerning us or our competitors may have a significant impact on the market price of our common stock:

          - our operating results,

          - technological innovations or new commercial products,

          - corporate collaborations,

          - government regulations,

          - developments concerning proprietary rights,

          - litigation or public concern as to safety of our products,

          - investor perception of us and our industry, and

          - general economic and market conditions.

     In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general and small capitalization, high technology companies in particular, and are often unrelated to their operating performance.

FUTURE SALES OF OUR COMMON STOCK MAY HAVE DILUTIVE EFFECTS.

     Future sales of our common stock (including shares issued upon the exercise of outstanding options and warrants) could have a significant negative effect on the market price of our common stock. Such sales also might make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we would deem appropriate. As of July 2, 1999, we had 10,490,790 shares of common stock outstanding, all of which may be freely traded (unless held by an affiliate of ours). In addition, as of June 30, 1999 warrants to purchase 392,497 shares of common stock were outstanding, and stock options to purchase 3,361,853 shares of common stock had been granted under our stock option plans, subject to various vesting schedules. Stock options to purchase an additional 250,147 shares of common stock may be issued by us from time to time under such option plans and up to 250,000 shares of common stock may be purchased under our Employee Stock Purchase Plan.

     In addition, under our 1995 Stock Plan, there is an automatic annual increase in the number of options that may be granted of 3% of the total number of shares outstanding on the last trading day of the immediately preceding calendar year, up to a maximum increase of 500,000 shares per year. Additionally, 300,000 shares of common stock may be issued under our 1995 Director Option Plan.

     Exercise of options or warrants to purchase our common stock may result in substantial dilution to investors.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER MAY HAVE A POSSIBLE NEGATIVE EFFECT ON OUR STOCK PRICE.

     Certain provisions of our certificate of incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. In March 1999, our board of directors adopted a stockholder rights plan in which preferred stock purchase rights were distributed as a dividend. The rights are designed to guard against partial tender offers and other abusive and coercive tactics that may be used in an attempt to gain control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions may make it more difficult for stockholders to take certain corporate actions and may have the effect of delaying or preventing a change in control.

WE FACE "YEAR 2000" RISK

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000 and beyond. We rely on our systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts receivable, accounts payable and payroll modules), customer services, infrastructure, networks and telecommunications equipment, and end products. We have initially assessed how we may be impacted by the Year 2000 and have commenced a plan to address the following aspects of the Year 2000 problem:

          - information systems,

          - non-information systems,

          - products, and

          - suppliers and customers.

     The plan as it relates to information systems, involves a combination of upgrades and replacements. We have substantially completed remediation of our information and non-information systems.

     We have completed an assessment of our products and have determined our products do not contain specific calendar year functions. However, unforeseen problems may be encountered when our products are used in conjunction with equipment which is non-Year 2000 compliant. We are currently assessing Year 2000 issues with respect to major suppliers and customers and expects this process to be completed by September 30, 1999, however, Year 2000 compliance plans may not be successfully completed by suppliers and customers in a timely manner. If we are not successful in implementing our Year 2000 compliance plan, there may be a significant negative impact on our business and financial condition.

     We estimate that the costs associated with the Year 2000 issues will not have a material effect on our financial position. Historical amounts spent on assessment and remediation have not been material to the results of operations.

     We believe our greatest risks related to the Year 2000 issue involve interrupted product flow from suppliers and a possible redirection or interruption of purchasing activities from key customers due to their potential failure to fully address their own Year 2000 issues. Due to the importance of addressing these risks, and the need for us to focus attention to remediation efforts, we expect to develop contingency plans to address those Year 2000 problems which may not be corrected by implementation of our Year 2000 compliance plan. Contingency plans are expected to be completed by September 30, 1999.

                                USE OF PROCEEDS

     The shares of common stock offered by this prospectus will be sold by the selling stockholders and, accordingly, Endocare will not receive any of the proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of common stock and percentage of common stock owned by each selling stockholder prior to this offering and the number of shares of common stock offered for each selling stockholder's account. Except as indicated in the footnote 3, none of the selling stockholders has had a material relationship with Endocare within the past three years other than as a result of the ownership of securities of Endocare. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell all or some of the shares.

                                               SHARES OF       PERCENT OF       SHARES OF
                                              COMMON STOCK    COMMON STOCK       COMMON
                                              OWNED PRIOR     OWNED PRIOR     STOCK OFFERED
              NAME OF SELLING                   TO THIS         TO THIS          IN THIS
                STOCKHOLDER                     OFFERING        OFFERING        OFFERING
              ---------------                 ------------    ------------    -------------
Brown Simpson Strategic Growth Fund, Ltd.(1)   1,124,326          10.7          1,124,326
Brown Simpson Strategic Growth Fund, L.P.(1)     660,317           6.3            660,317
Technology Funding Partners III, L.P.(2)         644,857           6.1            112,500
Technology Funding Venture Partners V, an        644,857           6.1              3,750
  Aggressive Growth Fund, L.P.(2)
CIBC Oppenheimer Corp.                            48,092         *                 48,092
Certain current or former employees of CIBC       94,813         *                 94,813
  Oppenheimer Corp.(3)
Nathan Gantcher(3)                                17,296         *                 17,296
Stephen Robert(3)                                 17,296         *                 17,296
Transamerica Business Credit Corporation(4)       21,506         *                 21,506
Paul Quadros(5)                                   69,000         *                 20,000
Crescent Communications(5)                         5,000         *                  5,000
The Beth Israel Deaconess Medical Center(6)        5,000         *                  5,000
                                                                                ---------
          TOTAL:                                                                2,129,896
                                                                                =========

---------------

 *  Less than 1%.

(1) Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd. (the "BSSG Investors") may acquire the shares of common stock offered by this prospectus upon conversion of or interest payments on 7% Convertible Debentures (the "Debentures") issued or to be issued by Endocare to the BSSG Investors. On June 7, 1999, Endocare received $5,000,000 from the sale of the Debentures, which is convertible into common stock at $5.125 per share (subject to adjustment in certain circumstances). Under the financing arrangement, the BSSG Investors have the option to purchase an additional $5,000,000 in principal amount of debentures and, under certain circumstances, Endocare may require the BSSG Investors to exercise this option. The additional $5,000,000 of Debentures is convertible into common stock at $6.75 per share (subject to adjustment in certain circumstances). In addition, interest on the Debentures may be paid in common stock. The Debentures and a summary of their terms are included in Endocare's Current Report on Form 8-K filed with the SEC on June 14, 1999, a copy of which may be obtained as described in this prospectus under "Where You Can Find Additional Information".

(2) The 644,857 is the total number of shares or options or warrants to buy shares owned by these entities combined: Technology Funding Partners III, L.P., Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P., Technology Funding Ventures Partners V, an Aggressive Growth Fund, L.P., and Technology Funding Medical Partners I, L.P. (collectively, the "Funds"). Peter F. Bernardoni is an officer of Technology Funding Inc. and a partner of Technology Funding Ltd., each a general partner of the funds. Mr. Bernardoni has sole voting and shared investment power with respect to all shares owned by the Funds, and therefore may be deemed to be a beneficial owner of such shares. Mr. Bernardoni has served on Endocare's Board of Directors since November 1995 and is a member of the Compensation Committee and Audit Committee of the Board of Directors. As compensation for being an outside director, Mr. Bernardoni has been granted stock options to purchase 20,000 shares of common stock of Endocare. In August 1996, Endocare obtained a two-year $1,500,000 borrowing facility from the Funds. In connection with such loan, the Funds also received warrants for the purchase of up to 150,000 shares of common stock of Endocare, exercisable at any time on or before August 26, 2001 at the price of $3.00 per share, and received an origination fee of 10,000 shares of common stock on that same date. On January 27, 1997, the outstanding principal balance of $750,000 under such loan was converted, at the option of the holders, into 300,000 shares of common stock at a conversion price of $2.50 per share. Interest on the loan had accrued at a rate of 16% per year, and all $50,000 was converted into 20,000 shares on that same date at $2.50 per share. The Funds received an additional 12,000 shares of common stock ($50,250 total market value) to induce conversion of the loan at that time. At Endocare's election, the remaining borrowing facility was cancelled on that same date.

(3) In January 1997, Endocare sold 2,218,714 shares of common stock at a price of $3.50 per share in a private placement, in which CIBC Oppenheimer Corp. (formerly Oppenheimer & Co., Inc.) acted as placement agent. In conjunction with the offering, Oppenheimer received a warrant to purchase 177,497 shares of common stock for a period of 5 years at a price of $4.20 per share. The warrants were subsequently allocated between CIBC Oppenheimer Corp. and certain current or former employees of CIBC Oppenheimer Corp.

(4) The shares may be purchased under a warrant to be granted in conjunction with a credit facility provided by Transamerica Business Credit Corporation to Endocare.

(5) The shares may be purchased under a warrant granted for consulting services provided to Endocare by the named stockholder.

(6) The shares may be purchased under a warrant granted in conjunction with the exclusive licensing of a patent to Endocare by The Beth Israel Deaconess Medical Center.

                    DESCRIPTION OF ENDOCARE'S CAPITAL STOCK

     The following summary is a description of certain provisions of Endocare's Certificate of Incorporation, as amended and restated. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Certificate of Incorporation.

     Endocare's authorized capital stock consists of 20,000,000 shares of common stock, $0.001 par value, and 1,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

     As of July 2, 1999, there were 10,490,790 shares of common stock issued and outstanding.

     Selling stockholders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights applicable to the common stock.

     Subject to the preferences or other rights applicable to shares of preferred stock that may be issued from time to time, holders of shares of common stock are entitled to participate ratably in dividends, if, when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation or dissolution of Endocare, to share ratably in all assets available for distribution to stockholders after payment of liabilities and preferred stock preferences, if any.

     The authorized but unissued shares of common stock are available for issuance without further action by Endocare's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the common stock may be listed. Shares of common stock are not redeemable and there are no sinking fund provisions.

PREFERRED STOCK

     Endocare's Certificate of Incorporation authorizes Endocare's Board of Directors, without any vote or action by the holders of common stock, to issue preferred stock from time to time in one or more series. The Board is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms and the other designations, preferences and relative, participating, optional and other special rights and such qualifications, limitations or restrictions of any series of Preferred Stock. The preferred stock would be subject to the applicable rules of The Nasdaq Stock Market, Inc. or other organizations on whose systems the stock of Endocare may then be quoted or listed. Depending upon the terms of preferred stock established by the Board, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of Endocare. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common stock. As of June 30, 1999, Endocare had no outstanding shares of preferred stock.

NO PREEMPTIVE RIGHTS

     No holder of any capital stock of Endocare has any preemptive rights to subscribe for or purchase any securities of any class or kind of Endocare.

TRANSFER AGENT

     Endocare's registrar and transfer agent for the common stock is U.S. Stock Transfer Corporation.

                              PLAN OF DISTRIBUTION

     Endocare is registering the shares of common stock covered by this prospectus on behalf of the selling stockholders. The term "selling stockholder" means the selling stockholder of the shares and includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares will be borne by Endocare. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be paid by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised Endocare that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of Shares offered by this Prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as amended or supplemented to reflect such transaction).

     The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Endocare has agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act.

     The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Endocare has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Upon Endocare being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the initial price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transactions. In addition, upon Endocare being notified by a selling stockholder that a donee or pledgee intends to sell more than 5,000 shares of common stock, a supplement to this Prospectus will be filed.

                                 LEGAL OPINION

     The validity of the Shares offered hereby is passed upon for Endocare by Brobeck, Phleger & Harrison LLP, Irvine, California.

                                    EXPERTS

     The financial statements and schedule of Endocare as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                        -------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Where You Can Find Additional
  Information.........................    2
Endocare..............................    3
Risk Factors..........................    3
Use of Proceeds.......................   10
Selling Stockholders..................   10
Description of Endocare's Capital
  Stock...............................   12
Plan of Distribution..................   13
Legal Opinion.........................   14
Experts...............................   14

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                 ENDOCARE, INC.
                                2,129,896 SHARES
                                OF COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                 JULY   , 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     All fees are estimates except for the SEC Registration Fee.

SEC Registration Fee........................................  $ 3,665
Nasdaq additional listing fees..............................  $15,000
Accounting fees and expenses................................  $ 5,000
Legal fees and expenses.....................................  $15,000
                                                              -------
          Total.............................................  $38,723
                                                              =======

     All such expenses will be borne by Endocare.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expense actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

     Endocare's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware Corporation Law, no director of Endocare shall be personally liable to Endocare or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

     Endocare's Bylaws provide that Endocare shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

     Endocare has entered into indemnification agreements with its directors and certain of its officers.

ITEM 16. EXHIBITS.

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    4++       Specimen Certificate of Endocare's common stock.
    5*        Opinion of Brobeck, Phleger & Harrison LLP
    23.1*     Consent of KPMG LLP.
    23.3*     Consent of Brobeck, Phleger & Harrison LLP (included in
              Exhibit 5).
    24*       Powers of Attorney with respect to Endocare (included on
              page 18).

---------------
*  Included in this filing.

++ Previously filed with Endocare's Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15 of the Exchange Act, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 7, 1999.

                                          ENDOCARE, INC.

                                          By:       /s/ PAUL W. MIKUS
                                            ------------------------------------
                                                       Paul W. Mikus
                                                  Chief Executive Officer
                                                       and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul W. Mikus his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

                      SIGNATURE                                       TITLE                     DATE
                      ---------                                       -----                     ----

                  /s/ PAUL W. MIKUS                     Chief Executive Officer, President  July 7, 1999
-----------------------------------------------------   and Director
                    Paul W. Mikus

               /s/ PETER F. BERNARDONI                  Director                            July 7 1999
-----------------------------------------------------
                 Peter F. Bernardoni

                /s/ ROBERT F. BYRNES                    Director                            July 7, 1999
-----------------------------------------------------
                  Robert F. Byrnes

              /s/ BENJAMIN GERSON, M.D.                 Director                            July 7, 1999
-----------------------------------------------------
                Benjamin Gerson, M.D.

              /s/ ALAN L. KAGANOV, SC.D                 Director                            July 7, 1999
-----------------------------------------------------
                Alan L. Kaganov, Sc.D

            /s/ MICHAEL J. STRAUSS, M.D.                Director                            July 7, 1999
-----------------------------------------------------
              Michael J. Strauss, M.D.

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    4++       Specimen Certificate of Endocare's common stock.
    5*        Opinion of Brobeck, Phleger & Harrison LLP
    23.1*     Consent of KPMG LLP.
    23.3*     Consent of Brobeck, Phleger & Harrison LLP (included in
              Exhibit 5).
    24*       Powers of Attorney with respect to Endocare (included on
              page 18).

---------------

* Included in this filing.

++ Previously filed with Endocare's Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.